AFH Acquisition VII, Inc.

Names Alfred E Osborne Jr. to its Board of Directors

Beverly Hills, California, February 5, 2013 – AFH Acquisition VII, Inc. (“AFH VII”) a special purpose company formed to acquire businesses that are or are associated with automotive dealerships, named Alfred E Osborne Jr. to its Board of Directors, effective immediately. His election to the Board as a director fills a newly created directorship resulting from an increase in the number of directors.

Professor Osborne joins Amir Heshmatpour, Founder and Managing Director of AFH Holding & Advisory LLC, the majority shareholder of AFH VII, on the AFH VII Board.

Professor Osborne has served as Senior Dean of UCLA Anderson School of Management since July 2003 and is also professor of Global Economics & Management and founder and faculty director of the Harold Price Center for Entrepreneurial Studies at UCLA. Professor Osborne has served as a member of the board of directors of the Heckman Corporation since November 2007; Kaiser Aluminum, Inc. since July 2006; Wedbush, Inc. since January 1998; FPA New Income Fund, Inc., FPA Capital Fund, Inc. and FPA Crescent Fund, Inc. since December 1999; LA Police Memorial Foundation since March 1999; Harvard-Westlake School since August 2002; Stanford Athletic Board since July 2007; and Fidelity Charitable Gift Fund since November 2007. He has served as an economic fellow at the Brookings Institution and directed studies at the SEC that contributed to changes in Rule 144, Regulation D, and other exemptive requirements to the securities laws designed to lower costs and improve liquidity and capital market access to venture capitalists and emerging growth firms alike. Professor Osborne completed a Bachelor of Science in Electrical Engineering in 1968, Master of Arts in Economics in 1971, Master of Business Administration in 1971 and Doctorate in Business Economics in 1974, all at Stanford University.

Amir F. Heshmatpour, AFH VII President, Secretary, Chief Financial Officer and Director said, “I am very pleased to have Professor Osborne’s advice and wise counsel available to the Board. His expertise in corporate governance and social entrepreneurship, along with his prior board experience, makes him a perfect fit to join our Board of Directors. We are delighted to welcome him and look forward to benefitting from his insights and experience.”

About AFH Acquisition VII, Inc. (AFH VII)

AFH VII was formed by AFH Holding & Advisory, LLC, a single member family office and advisory firm offering business solutions to help domestic and international clients grow. AFH VII was formed as a vehicle to pursue a business combination or combinations with businesses that are or are associated with automotive dealerships. On October 5, 2012, AFH VII entered into a letter of intent with Eurocar, Inc. and Park Place Motor Ltd. pursuant to which AFH VII intends to acquire these entities through a series of transactions including a merger or other business combination. The letter of intent was subsequently amended on October 26, 2012, January 28, 2013 and January 31, 2013, wherein the parties revised certain provisions. Pursuant to these transactions AFH VII, which is already fully reporting with the Securities and Exchange Commission, would cease to be a shell company and in combination with Eurocar, Inc. and Park Place Motor Ltd., will become a fully-reporting public company.

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Investor Relations Contact:

Mr. Mark Collinson, Partner
Tel: +1-310-954-1343
Email: mark.collinson@ccgir.com
CCG Investor Relations
Website: http://www.ccgir.com